As filed with the Securities and Exchange Commission on May 6, 2011

Registration No. ____333-163152____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

POST-EFFECTIVE AMENDMENT NO. 2
TO
FORM S-1
Registration Statement
Under
The Securities Act of 1933

Avantair, Inc.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	4522 (Primary Standard Industrial Classification Code number)	20-1635240 (I.R.S. Employer Identification No.)

4311 General Howard Drive
Clearwater, FL 33762
(727) 539-0071
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Steven Santo
Chief Executive Officer
Avantair, Inc.
4311 General Howard Drive
Clearwater, FL 33762
(727) 539-0071
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Douglas Rappaport
Akin Gump Strauss Hauer & Feld LLP
One Bryant Park
New York, NY 10036
(212) 872-1001

Approximate date of commencement of proposed sale to the public: From time to time after the Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.   ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement number for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☑

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Post-Effective Amendment No. 2 to the Registration Statement on Form S-1 (File No. 333-163152) (the “Registration Statement”) of Avantair, Inc. (the “Company”) is being filed pursuant to the undertaking in Item 17 of the Registration Statement to update and supplement the information contained in the Registration Statement, as originally declared effective by the Securities and Exchange Commission on March 12, 2010, to include the information contained in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2010 (the “Annual Report”) that was filed with the Securities and Exchange Commission on September 28, 2010.

The information included in this filing updates and supplements the Registration Statement and the Prospectus contained therein. No changes have been made to the Prospectus contained in the Registration Statement (which Prospectus continues to form a part of this Registration Statement) and, accordingly, such Prospectus has not been reprinted in Part I of this Registration Statement. No additional securities are being registered under this Post-Effective Amendment No. 2. All applicable registration fees were paid at the time of the original filing of the Registration Statement.

The information in this prospectus supplement is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus supplement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion , dated [          ], 2011

PROSPECTUS

11,425,307 Shares
Avantair, Inc.

This prospectus relates solely to the sale or other disposition of up to an aggregate of 11,425,307 shares of common stock of Avantair, Inc., including 455,887 shares of common stock underlying warrants  issued by Avantair, to the Selling Stockholders identified in the section entitled “Selling Stockholders” of this prospectus or their transferees.

The Selling Stockholders may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. For additional information, you should refer to the section entitled “Plan of Distribution” of this prospectus. We will not receive any proceeds from the sale or other disposition of the shares of common stock covered hereby by the Selling Stockholders. We are contractually obligated to pay all expenses of registration incurred in connection with this offering, except any underwriting discounts and commissions incurred by the Selling Stockholders.

Our common stock is currently quoted on the Over-the-Counter Bulletin Board under the symbol “AAIR.OB”. On May 4, 2011, the last reported sale price of our shares was $2.25 per share. You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information.

You should consider carefully the risks that we have described in “Risk Factors” beginning on page 1 before deciding whether to invest in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful and complete. Any representation to the contrary is a criminal offense.

This prospectus is dated                         , 2011.

You should rely only on the information contained in this prospectus or contained in any free writing prospectus filed with the Securities and Exchange Commission, or SEC. We have not authorized anyone to provide you with information different from that contained in this prospectus. The Selling Stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale or other disposition of our common stock.

CERTAIN DEFINITIONS

Unless the context indicates otherwise, the terms “Avantair”, “the Company”, “we”, “our” and “us” refer to Avantair, Inc. and, where appropriate, its subsidiary. The term “Registrant” means Avantair, Inc.

RISK FACTORS

You should carefully consider the risks described below and described under Item 1.A to our Annual Report on Form 10-K for the fiscal year ended June 30, 2010, which is incorporated by reference to this prospectus, before making a decision to buy our common stock. If any of these risks actually occurs, our business, financial condition and results of operations could be harmed. In that case, the trading price of our common stock could decline and you might lose all or part of your investment in our common stock. You should also refer to the other information set forth or incorporated in this prospectus, including our financial statements and the related notes.

Risks Related to this Offering

The trading price of Avantair’s common stock is likely to be volatile, and you might not be able to sell your shares at or above the public offering price.

The trading price of Avantair’s common stock is likely to be subject to wide fluctuations. Factors, in addition to those outlined elsewhere in this prospectus, that may affect the trading price of the Company’s common stock include:

•	actual or anticipated variations in the Company’s operating results;
•	announcements of technological innovations, new products or product enhancements, strategic alliances or significant agreements by the Company or its competitors;
•	changes in recommendations by any securities analysts that elect to follow the Company’s common stock;
•	the financial projections the Company may provide to the public, any changes in these projections or its failure to meet these projections;
•	the loss of a key customer;
•	the loss of a key supplier;
•	the loss of key personnel;
•	government regulations affecting our industry;
•	lawsuits filed against the Company;
•	changes in operating performance and stock market valuations of other companies that sell similar products and services;

•	price and volume fluctuations in the overall stock market;
•	market conditions in our industry, the industries of our customers and the economy as a whole; and
•	other events or factors, including those resulting from war, incidents of terrorism or responses to these events.

Substantial future sales of Avantair’s common stock in the public market could cause its stock price to fall.

As of June 30, 2010, the Company had 26,353,201 shares of common stock outstanding, 414,066 shares of common stock available for future issuance under its 2006 Long-Term Stock Incentive Plan and warrants to purchase 2,829,507 shares outstanding. Additional sales of Avantair’s common stock in the public market after this Registration Statement is declared effective by the SEC, or the perception that these sales could occur, could cause the market price of its common stock to decline. The 11,425,307 shares of common stock registered pursuant to this Registration Statement will be freely tradable once this Registration Statement is declared effective by the Securities and Exchange Commission without restriction or further registration under the Securities Act, unless the shares are purchased by “affiliates” as that term is defined in Rule 144 under the Securities Act. Any shares purchased by an affiliate may not be resold except pursuant to an effective registration statement or an applicable exemption from registration, including an exemption under Rule 144 of the Securities Act. These restricted securities may be sold in the public market only if they are registered or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act.

If securities analysts do not publish research or reports about Avantair’s business or if they downgrade its stock, the price of its stock could decline.

The research and reports that industry or financial analysts publish about Avantair or its business will likely have an effect on the trading price of its common stock. If an industry analyst decides not to cover the Company, or if an industry analyst decides to cease covering the Company at some point in the future, the Company could lose visibility in the market, which in turn could cause its stock price to decline. If an industry analyst downgrades Avantair’s stock, its stock price would likely decline rapidly in response.

The concentration of Avantair’s capital stock ownership with insiders will likely limit your ability to influence corporate matters.

As of September 24, 2010, Avantair’s insiders, (its executive officers, directors, current five percent or greater stockholders and affiliated entities) together beneficially own approximately 80.8% of our outstanding common stock.  As a result, these stockholders, acting together, will have significant influence over all matters that require approval by the Company’s stockholders, including the election of directors and approval of significant corporate transactions. Corporate action might be taken even if other stockholders, including those who purchased shares in this offering, oppose them. This concentration of ownership might also have the effect of delaying or preventing a change of control that other stockholders may view as beneficial.

Provisions of the Company’s amended and restated certificate of incorporation and bylaws and Delaware law might discourage, delay or prevent a change of control of or changes in its management and, as a result, depress the trading price of its common stock.

Avantair’s certificate of incorporation and bylaws contain provisions that could discourage, delay or prevent a change in control or changes in its management that its stockholders may deem advantageous. These provisions:

•	authorize the issuance of “blank check” preferred stock that the Company’s board could issue to increase the number of outstanding shares and to discourage a takeover attempt;
•	limit the ability of the Company’s stockholders to call special meetings of stockholders;
•	provide that the board of directors is expressly authorized to make, alter or repeal the Company’s bylaws; and
•	establish advance notice requirements for nominations for election to the Company’s board or for proposing matters that can be acted upon by stockholders at stockholder meetings.

In addition, the Company is subject to Section 203 of the Delaware General Corporation Law, which, subject to some exceptions, prohibits “business combinations” between a Delaware corporation and an “interested stockholder,” which is generally defined as a stockholder who becomes a beneficial owner of 15.0% or more of a Delaware corporation’s voting stock for a three-year period following the date that the stockholder became an interested stockholder. Section 203 could have the effect of delaying, deferring or preventing a change in control that the Company’s stockholders might consider to be in their best interests. See “Description of Capital Stock.”

These anti-takeover defenses could discourage, delay or prevent a transaction involving a change in control. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing and cause us to take corporate actions other than those you desire.

The Company does not expect to pay any cash dividends for the foreseeable future.

The Company does not anticipate that it will pay any cash dividends to holders of its common stock in the foreseeable future. Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investment. Investors seeking cash dividends in the foreseeable future should not purchase the Company’s common stock.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements relating to future events and the future performance of the Company, including, without limitation, statements regarding the Company’s expectations, beliefs, intentions or future strategies that are signified by the words “expects,” “anticipates,” “intents,” “believes,” or similar language. You should read statements that contain these words carefully because they:

•	discuss future expectations;
•	contain information which could impact future results of operations or financial condition; or
•	state other “forward-looking” information.

We believe it is important to communicate our expectations to the Avantair stockholders. However, there may be events in the future that we are not able to accurately predict or over which we have no control and which could cause our actual results to differ materially from the information contained in the forward-looking statements contained in this document. The risk factors and cautionary language discussed in this prospectus and in our Annual Report on Form 10-K provide examples of risks, uncertainties and events that may cause actual results to differ materially from the expectations described by Avantair in its forward-looking statements, including among other things:

(1)	our inability to generate sufficient net revenue in the future;
(2)	our inability to fund our operations and capital expenditures;
(3)	our inability to acquire additional inventory of aircraft from our single manufacturer;
(4)	the loss of key personnel;
(5)	our inability to effectively manage our growth;
(6)	our inability to generate sufficient cash flows to meet our debt service obligations;
(7)	competitive conditions in the fractional aircraft industry;
(8)	extensive government regulation;
(9)	the failure or disruption of our computer, communications or other technology systems;
(10)	increases in fuel costs;
(11)	changing economic conditions; and
(12)	our failure to attract and retain qualified pilots and other operations personnel.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this document.

All forward-looking statements included herein attributable to Avantair or any person acting on Avantair’s behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable laws and regulations, Avantair undertakes no obligations to update these forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

You should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this prospectus could have a material adverse effect on Avantair.

USE OF PROCEEDS

The Company will not receive any proceeds from the sale or other disposition of the shares of common stock covered by this prospectus. The maximum proceeds the Company could receive upon the exercise of all the warrants with respect to which the underlying shares of common stock have been registered on this Registration Statement is  $478,681.

SELLING STOCKHOLDERS

The following table sets forth information with respect to the Selling Stockholders including the number of shares of common stock and warrants beneficially owned by each Selling Stockholder. The table identifies the number of shares of common stock purchased by each Selling Stockholder in June, September and October 2009 private placements or, with respect to the warrantholders, in connection with services rendered in connection with such private placements that may be sold or disposed of under this prospectus. When the Company refers to the “Selling Stockholders” in this prospectus, it means those persons listed in the table below, as well as the pledgees, donees, transferees or other successors-in-interest who later hold any of the Selling Stockholders’ interests. The information is based on information that has been provided to the Company by or on behalf of the Selling Stockholders. The information provided below assumes all of the shares covered hereby are sold or otherwise disposed of by the Selling Stockholders pursuant to this prospectus.  However, the Company does not know whether the Selling Stockholders will in fact sell or otherwise dispose of the shares of common stock listed next to their names below. In addition, the Selling Stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the shares of common stock in transactions exempt from the registration requirements of the Securities Act, after the date on which they provided the information set forth on the table below. Information concerning the Selling Stockholders may change from time to time, and any changed information will be set forth if and when required in prospectus supplements or other appropriate forms permitted to be used by the SEC.

For the purposes of the following table, the number of shares of the Company’s common stock beneficially owned has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934 as of April 24, 2011, and such information is not necessarily indicative of beneficial ownership for any other purpose. Under Rule 13d-3, beneficial ownership includes any shares as to which a Selling Stockholder has sole or shared voting power or investment power and also any shares which that Selling Stockholder has the right to acquire within 60 days of the date of this prospectus through the exercise of any stock option, restricted stock unit, warrant or other rights.

	Number of Shares		Number of	Number of Shares	% of Common Stock
	Beneficially Owned		Shares	Beneficially Owned	Beneficially Owned
Name of Selling Stockholder	Prior to Offering		Offered	After Offering	After the Offering
A. Clinton Allen (1)	250,474		126,316	124,158	*
Lawson P. Allen (2)	63,158		63,158	-	-
Barry Rubenstein (3)	1,118,172		526,316	591,856	2.2%
Dalewood Associates, LP (4)	497,181		105,263	391,918	1.5%
Glen S. Davis (5)	55,526		50,526	5,000	*
Kleeman Family 2004 REV TR (6)	221,053		221,053	-	-
Steven Levine (7)	42,632	(27)	12,632	30,000	*
Joseph R. Martin (8)	57,076		57,076	-	-
David Nussbaum (9)	82,632	(28)	52,632	30,000	*
John Francis O’Brien (10)	126,316		126,316	-	-
Howard Tooter (11)	20,000		20,000	0	-
Beverly Wilkes Armstrong Revocable Trust, dated June 15, 1997 as amended (12)	131,579		131,579	-	-
Richard B. DeWolfe Revocable Trust (13)	156,263		105,263	51,000	*
Sylvester Pierce Walmsley (14)	157,895		157,895	-	-
Scott Sibley (15)	814,916	(29)	526,316	288,600	1.1%
Matthew Campbell (16)	53,000		53,000	-	-
BBS Capital Fund, LP (17)	320,000		320,000	-	-
Jonathan Auerbach (18)	3,977,714		368,421	3,609,293	13.7%
Edward Kovary Jr. (19)	35,000		35,000	-	-
Charles N. Mathewson Trust dated July 22, 1992	563,522		563,522	0	0
Amstel Investment, LLC (21)	150,000		150,000	-	-
Carpe Diem Partners, LLC (22)	125,000		125,000	-	-
David Greenhouse (23)(24)	425,000		425,000	-	-
EarlyBirdCapital, Inc. (26)	344,432	(30)	239,887	104,545	*
Carl Wiseman (25)	60,000	(31)	30,000	30,000	*
Special Situations Fund III QP, L.P.(24)	3,947,369		3,947,369	-	-
Special Situations Cayman Fund, L.P. (24)	1,315,790		1,315,790	-	-
Special Situations Private Equity Fund, L.P. (24)	1,052,632		1,052,632	-	-
TOTAL	16,164,332		10,907,962	5,256,370

*	Less than 1%

(1)	The business address of Mr. Allen is 710 South Street, Needham, MA 02492. Mr. Allen is a current director of Avantair.

(2)	The business address of Mrs. Allen is 710 South Street, Needham, MA 02492.

(3)	The business address of Mr. Rubenstein is 68 Wheatley Road, Brookville, NY 11545. Through their control, Mr.and Mrs. Rubenstein share voting and investment control over the portfolio securities.

(4)
The business address of Dalewood Associates, LP is 275 Madison Avenue 27th Floor, New York, NY 10017. Through their control of Dalewood Associates, LP, Messrs. Levine and Nussbaum and Mrs. Moore share voting and investment control over the portfolio securities of the fund listed above. Dalewood Associates is an affilate of EarlyBirdCapital, Inc., the placement agent in the June, September and October 2009 private placements and a financial advisor to Avantair.

(5)	The business address of Mr. Davis is 11828 SW Riverwood Road, Portland, OR 97219.

(6)
The business address of Kleeman Family 2004 Revocable Trust is 526 Via Sinuosa, Santa Barbara, CA 93110. Through his control of Kleeman Family 2004 Revocable Trust, Mr. Kleeman has voting and investment control over the portfolio securities of the trust.

(7)	The business address of Mr. Levine is c/o EarlyBirdCapital, Inc., 275 Madison Avenue 27th Floor, New York, NY 10016.

(8)	The business address of Mr. Martin is 17 Stornoway Road, Cumberland Foreside, ME 04110.

(9)	The business address of Mr. Nussbaum is 83 Village Road, Roslyn Heights, NY 11577.

(10)	The business address of Mr. O’Brien is 762 South Street, Needham, MA 02492.

(11)	The business address of Mr. Tooter is 143 Old Mill Lane, Stamford, CT 06902.

(12)
The business address of Beverly Wilkes Armstrong Revocable Trust, dated June 15, 1997 as amended is 901 E. Cary Street Suite 1500, Richmond, VA 23219. Through her control of Beverly Wilkes Armstrong Revocable Trust, dated June 15, 1997 as amended, Mrs. Armstrong has voting and investment control over the portfolio securities of the trust.

(13)
The business address of Richard B. DeWolfe Revocable Trust is 206 Grove Street, Westwood, MA 02090. Through his control of Richard B. DeWolfe Revocable Trust, Mr. DeWolfe has voting and investment control over the portfolio securities of the trust. Mr. DeWolfe is a current director of Avantair.

(14)	The business address of Mr. Walmsley is 5503 Cary Street Road, Richmond, VA 23226.

(15)	The business address of Mr. Sibley is 930 South Fourth Street #100, Las Vegas, NV 89101.

(16)	The business address of Mr. Campbell is 1396 Park Lane, Pelham, NY 10803.

(17)
The business address of BBS Capital Fund, LLP is c/o Stephen Augustin Jeffries Prime Brokerage, 4975 Preston Park Blvd. Suite # 775W, Plano, TX 75093. Through his control of BBS Capital Fund, LLP, Mr. Bakay has voting and investment control over the portfolio securities of the fund.

(18)
The business address of Mr. Auerbach is Hound Partners, LLC 101 Park Avenue, 48th Floor, New York, NY 10178. The shares are held by Hound Partners, LP, and Hound Partners Offshore Fund, LP. Mr. Auerbach is the Managing Member of Hound Performance, LLC and Hound Partners, LLC, investment management firms that serve as the general partner and investment manager, respectively, to Hound Partners, LP and Hound Partners Offshore Fund, LP. Mr. Auerbach has voting and investment control over the portfolio securities of each of these funds.

(19)	The business address of Mr. Kovary is c/o EarlyBirdCapital, Inc., 275 Madison Avenue 27th Floor, New York, NY 10016.

(20)
The business address of Charles N. Mathewson Trust is 9295 Prototype Dr., Reno, NV 89521. Through his control of Charles N. Mathewson Trust, Mr. Mathewson has voting and investment control over the portfolio securities of the trust.

(21)
The business address of Amstel Investment, LLC is 11111 Santa Monica Blvd Suite 2200 Los Angeles, CA 90025. Through his control of Amstel Investment, LLC, Mr. Schnabel has voting and investment control over the portfolio securities of this entity.

(22)
The business address of Carpe Diem Partners, LLC is 3400 N. Lakeshore Dr. Suite 2E, Chicago, IL 60657. Through his control of Carpe Diem Partners, LLC, Mr. Ziegelman has voting and investment control over the portfolio securities of this entity.

(23)	The business address of Mr. Greenhouse is 527 Madison Avenue Suite 2600, New York, NY 10022.

(24)
The business address of Special Situations Funds is 527 Madison Avenue Suite 2600, New York, NY 10022. MGP Advisors Limited (“MGP”) is the general partner of the Special Situations Fund III, QP, L.P. AWM Investment Company, Inc. (“AWM”) is the general partner of MGP, the general partner of and investment adviser to the Special Situations Cayman Fund, L.P. and the investment adviser to the Special Situations Fund III, QP, L.P. and the Special Situations Private Equity Fund, L.P. Austin W. Marxe and David M. Greenhouse are the principal owners of MGP and AWM. Through their control of MGP and AWM, Messrs. Marxe and Greenhouse share voting and investment control over the portfolio securities of each of the funds listed above.

(25)	The business address of Mr. Wiseman is 275 Madison Ave 27th Floor New York, NY 10016.

(26)
The business address of EarlyBirdCapital, Inc. is 275 Madison Ave 27th Floor New York, NY 10016. Through his control of EarlyBirdCapital, Inc., Mr. Levine has voting and investment control over the portfolio securities of this entity. EarlyBirdCapital is a registered broker-dealer, Messrs. Levine, Nussbaum, Kovary and Wiseman are affiliates of EarlyBirdCapital.

(27)	Includes 93,000 shares issuable upon exercise of warrants and 82,632 shares of common stock.

(28)
Includes 93,000 shares issuable upon exercise of warrants and 82,632 shares of common stock. David Nussbaum, Steven Levine, Carl Wiseman, and Dalewood Associates are affilates of EarlyBirdCapital, Inc., the placement agent in the June, September and October 2009 private placements and a financial advisor to Avantair.

(29)	Includes 538,816 shares of common stock owned by Scott Sibley and 276,000 shares of common stock owned by Sibley Family L.P.

(30)
Includes 239,887 shares issuable upon exercise of warrants which were received as underwriting compensation in connection with the 2009 private placements and 104,545 shares of common stock. EarlyBirdCapital, Inc. serves as the underwriter, the placement agent in the June, September and October 2009 private placements and a financial advisor to Avantair.

(31)	Includes 30,000 shares issuable upon exercise of warrants which were received as underwriting compensation in connection with the 2009 private placements and 30,000 shares of common stock.

DESCRIPTION OF CAPITAL STOCK

The following description of the material terms of the Company’s capital stock and warrants includes a summary of its amended and restated certificate of incorporation. This description is subject to the relevant provisions of Delaware General Corporation Law.

General

The Company’s authorized capital stock consists of 76 million shares of all classes of capital stock, of which 75 million are shares of common stock, par value, $0.0001 per share, and 1 million are shares of preferred stock, par value of $0.0001 per share.

Common Stock

The holders of shares of Avantair’s common stock are entitled to one vote for each share on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Subject to the preferences and rights, if any, applicable to the shares of preferred stock, the holders of the shares of common stock are entitled to receive dividends if and when declared by the Board of Directors. Subject to the prior rights of the holders, if any, of the preferred shares, the holders of the Company’s shares of common stock are entitled to share ratably in any distribution of its assets upon liquidation, dissolution or winding-up, after satisfaction of all debts and other liabilities.

Unissued Shares of Capital Stock

Common Stock. As of June 30, 2010, the Company had 26,353,201 shares of common stock outstanding, 414,066 shares of common stock available for future issuance under its 2006 Long-Term Stock Incentive Plan and warrants to purchase 2,829,507 shares outstanding. In addition, as of June 30, 2010, the Company has 152,000 shares of Series A Preferred Shares outstanding.   As of June 30, 2010, the Company has 4,251,857 shares of common stock reserved on its books and records for issuance upon the conversion of the outstanding Series A Preferred Shares. As a result of the sales of shares consummated on June 30, September 25, and October 16, 2009, the conversion price of the Series A Preferred Shares was reduced from $5.15 to $3.57. The remaining shares of authorized and unissued common stock will be available for future issuance without additional stockholder approval (subject to applicable securities laws and the rules of any securities market or exchange on which our common stock is quoted at the time). While the additional shares are not designed to deter or prevent a change of control, under some circumstances we could use the additional shares to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control by, for example, issuing those shares in private placements to purchasers who might side with our Board of Directors in opposing a hostile takeover bid.

Preferred Stock

Shares of preferred stock may be issued from time to time in one or more series and the Company’s Board of Directors, without approval of the stockholders, is authorized to designate series of preferred stock and to fix the rights, privileges, restrictions and conditions to be attached to each such series of shares of preferred stock. The issuance of shares of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of holders of the Company’s shares of common stock.

There are 152,000 shares of Series A Convertible Preferred Stock outstanding. The terms of the Series A Convertible Preferred Stock are set forth in a Certificate of Designations filed November 14, 2007 with the State of Delaware. Pursuant to such Certificate of Designations, the shares of Series A Convertible Preferred Stock (a) will rank senior to all currently outstanding classes of stock of the Company with respect to liquidation and dividends, (b) will be entitled to receive a cash dividend at the annual rate of 9.0%, payable quarterly (with such rate being subject to increase up to a maximum of 12.0% if such dividends are not timely paid), (c) will be convertible into shares of the Company’s common stock at any time at the option of the Investors based on an adjusted conversion price of $3.57 per share (subject to adjustment), (d) may be redeemed by the Company following the seventh anniversary of the issuance of the shares of Series A Convertible Preferred Stock, (e) may be redeemed by the Company in connection with certain change of control or acquisition transactions, (f) will be redeemed by the Company following the ninth anniversary of the issuance of the shares of Series A Convertible Preferred Stock, upon receipt of the written consent of the holders of a majority of the then outstanding shares of Series A Convertible Preferred Stock (g) will vote on an as-converted basis with the Company’s Common Stock and (h) will have a separate vote over certain material transactions or changes which the Company may wish to effect. The Company paid its investment adviser 5.0% of cash amount of this preferred financing.

Warrants

On November 14, 2008, the Company commenced a warrant retirement program, which offered the holders of its publicly traded warrants the outstanding the opportunity to purchase 14,146,000 shares of common stock on an amended term for a limited time. Pursuant to a tender offer that expired on December 12, 2008, the Company announced the completion of the warrant retirement program. Under the tender offer, no warrants were exercised and the Company decided not to extend the offer. The original terms of the warrants were reinstituted and the warrants expired on February 23, 2009.

In addition, options to purchase a total of 300,000 units at an exercise price of $9.90 per unit (with each unit consisting of one share of common stock and two warrants, each to purchase one share of Company common stock at an exercise price of $6.25 per share) were sold in connection with the underwriting of its initial public offering and expired on February 23, 2010.

On June 30 and September 25, 2009, Avantair sold 567,200 and 250,000 units, respectively, at a price of $2.50 per unit to investors in a private placement. Each unit consisted of two shares of common stock and one warrant to purchase one common share. The warrants had an exercise price of $4.00 per share and were exercisable until June 30, 2012. The sale was consummated under the terms of a Securities Purchase Agreement between Avantair and each of the investors. Pursuant to a registration rights agreement, Avantair has agreed to use it best efforts to register the shares issued to the investors and the shares underlying the warrants issued to the investors for sale under the Securities Act of 1933, as amended. Upon effectiveness of the registration statement, the issuance of shares of common stock will be available upon exercise of the Company’s outstanding publically traded warrants. The warrants are issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and Avantair, Inc. The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or Avantair’s recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of common stock at a price below their respective exercise prices.

On October 19, 2009, Avantair sold approximately 8,818,892 shares of common stock to new investors at a price per share of $0.95. In addition, pursuant to the Securities Purchase and Exchange Agreement, the Company exchanged the 817,200 outstanding warrants that had been issued to existing investors in the two prior private placements for an aggregate of 516,127 shares.  The Securities Purchase and Exchange Agreement terminated the purchase agreement and registration rights agreement entered into in connection with the June and September 2009 private placements.

On October 16, 2009, in consideration of services rendered relating to the Company’s June, September and October 2009 private placements, the Company issued to EarlyBirdCapital and its affiliates 455,887 fully vested warrants, each to purchase one share of the Company’s common stock for $1.05 per share of common stock and the shares issuable upon exercise of the warrants are entitled to the same registration rights as the shares sold to the investors in the offering (as detailed above) which expire on June 30, 2012.

During the second quarter of fiscal 2010, the Company, through an arms-length transaction, transferred its rights to purchase four Piaggio Avanti II aircraft to LW Air LLC pursuant to the existing aircraft purchase agreement between the Company and Piaggio America, Inc. Upon delivery of the aircraft, Piaggio America returned $2.6 million of deposits previously paid on the aircraft by the Company.  Simultaneous with this transaction, the Company entered into an eight-year management agreement for those aircraft and the Company issued 2,373,620 warrants to Lorne Weil, the Managing Member of LW Air LLC (“LW Air”).  By virtue of his ownership of the warrants, Mr. Weil is now a significant beneficial owner of the Company. In addition, since the contractual relationships under the agreements with LW Air were executed following the date that Mr. Weil became a significant beneficial owner, the Company recognizes the transaction as a related party transaction. Pursuant to the agreement between the parties, the Company will manage each aircraft for a monthly fee which is variable based upon aircraft flight hours but will not exceed $56,500 per month. The agreement also allows the Company to enter into short-term leases for the use of the aircraft at a specified dry lease rate per flight hour.

The warrants issued in conjunction with the LW Air transactions to Lorne Weil, Managing Member of LW Air, provide for the purchase of 2,373,620 shares of the Company’s common stock at an exercise price of $1.25 per share. The warrants expire on October 16, 2012, and the warrants and any underlying shares purchased upon exercise of the warrants may not be sold, transferred, assigned or hypothecated, in whole or in part, at any time on or prior to October 16, 2011, other than to an affiliate of the warrant holder. The Company may redeem the warrants held by Lorne Weil at any time on and after October 16, 2011 at the price of $0.01 per warrant, provided that the volume weighted average price of the Company’s common stock has been at least 300.0% of the exercise price of a warrant for any twenty trading days during any consecutive thirty trading day period ending on the third trading day preceding the date of the notice of redemption.

Board of Directors; Vacancies

The Company’s Board of Directors currently has eight members. Any director elected to fill a vacancy, including a vacancy created by increasing the size of the Board, will hold office until such director’s successor shall have been duly elected and qualified. No decrease in the number of directors will shorten the term of any incumbent director. These provisions may have the effect of slowing or impeding a third party from initiating a proxy contest, making a tender offer or otherwise attempting a change in the membership of the Company’s Board of Directors that would effect a change of control.

Limitation of Liability of Directors

The amended and restated certificate of incorporation provides that no director will be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that this limitation on or exemption from liability is not permitted by the Delaware General Corporation Law and any amendments to that law. As currently enacted, the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to the corporation or its stockholders;
•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
•	payments of unlawful dividends or unlawful stock repurchases or redemptions; or
•	any transaction from which the director derived an improper personal benefit.

The principal effect of this limitation on liability provision is that a stockholder will be unable to recover monetary damages against a director for breach of fiduciary duty unless the stockholder can demonstrate that one of the exceptions listed in the Delaware General Corporation Law applies. This provision, however, will not eliminate or limit director liability arising in connection with causes of action brought under the Federal securities laws. The Company’s certificate of incorporation does not eliminate our directors’ fiduciary duties. The inclusion of this provision in the certificate of incorporation may, however, discourage or deter stockholders or management from bringing a lawsuit against directors for a breach of their fiduciary duties, even though such an action, if successful, might otherwise have benefited us and our stockholders. This provision should not affect the availability of equitable remedies such as injunction or rescission based upon a director’s breach of his or her fiduciary duties.

The Delaware General Corporation Law provides that a corporation may indemnify its directors and officers as well as its other employees and agents against judgments, fines, amounts paid in settlement and expenses, including attorneys’ fees, in connection with various proceedings, other than an action brought by or in the right of the corporation, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe his or her conduct was unlawful. A similar standard is applicable in the case of an action brought by or in the right of the corporation, except that indemnification in such a case may only extend to expenses, including attorneys’ fees, incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The Company’s amended and restated certificate of incorporation provides that it will indemnify its directors to the fullest extent permitted by Delaware law. Under these provisions and subject to the Delaware General Corporation Law, the Company will be required to indemnify its directors for all judgments, fines, settlements, legal fees and other expenses incurred in connection with pending or threatened legal proceedings because of the director’s position with the Company or another entity that the director serves as a director, officer, employee or agent at the Company’s request, subject to various conditions, and to advance funds to its directors before final disposition of such proceedings to enable them to defend against such proceedings. To receive indemnification, the director must have been successful in the legal proceeding or have acted in good faith and in what was reasonably believed to be a lawful manner in the Company’s best interest.

Registration Rights

In connection with the transactions contemplated by the Securities Purchase and Exchange Agreement, Avantair entered into a Registration Rights Agreement with the parties to the Securities Purchase and Exchange Agreement. The Registration Rights Agreement requires the Company promptly, but not later than November 18, 2009, to file a registration statement registering for sale the shares issued to the investors and to cause the registration statement to be declared effective prior to the earlier of (i) five business days after the Securities and Exchange Commission (“SEC”) has informed the Company that no review of the registration statement will be made or that it has no further comments on the registration statement or (ii) January 17, 2010 (March 18, 2010, if the registration statement is reviewed by the SEC). Under the terms of the Registration Rights Agreement, the Company is obligated to maintain the effectiveness of the sale registration statement, subject to certain exceptions, until all securities registered thereunder are sold or otherwise can be sold pursuant to Rule 144, without restriction and to promptly register the securities covered thereby on a “short-form” registration statement once the Company becomes eligible to do so. The Company is required to pay to each investor an amount in cash, as liquidated damages, 1.5% of the aggregate amount invested by such investor for each 30-day period or pro rata for any portion thereof, that the Company fails to be in compliance with the requirements of the Registration Rights Agreement. The registration statement incorporating this prospectus has been filed in partial satisfaction of the Company’s obligations under the October 2009 Registration Rights Agreement. The Company previously entered into a registration rights agreement in connection with the June and September 2009 private placements, which agreement was terminated pursuant to the October 2009 Securities Purchase and Exchange Agreement, and replaced by the October 2009 Registration Rights Agreement.

Anti-Takeover Provisions

Delaware Law

•
The Company will be subject to Section 203 of the Delaware General Corporation Law regulating corporate takeovers, which prohibits a Delaware corporation from engaging in any business combination with an “interested stockholder,” unless:

•
prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•
the interested stockholder owned at least 85.0% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (a) shares owned by persons who are directors and also officers, and (b) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
on or subsequent to the date of the transaction, the business combination is approved by the Company’s board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

•	Except as otherwise specified in Section 203, an “interested stockholder” is defined to include:

•
any person that is the owner of 15.0% or more of the outstanding voting securities of the corporation, or is an affiliate or associate of the corporation and was the owner of 15.0% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the date of determination and

•	the affiliates and associates of any such person.

Amended and Restated Certificate of Incorporation and Bylaws

The Company’s amended and restated certificate of incorporation and bylaws:

•	provide for the automatic reduction in voting power of voting stock owned or controlled by a non-U.S. citizen if necessary to maintain Avantair’s U.S. citizenship (as defined below);
•	permit its Board of Directors to otherwise limit transfer and voting rights or redeem shares to the extent necessary to maintain Avantair’s U.S. citizenship; and
•	permit its Board of Directors to make such determinations as may reasonably be necessary to ascertain such ownership and implement such limitations.

In some cases, including all current international operations, the Company is deemed to transport persons or property by air for compensation. Therefore, federal law requires that at least 75.0% of the Company’s voting securities be owned or controlled by citizens of the U.S. (as defined below), that the Company be under the actual control of citizens of the United States, and that the Company’s president and at least two-thirds of its directors and other managing officers be U.S. citizens. All of the Company’s officers and directors are presently U.S. citizens and at no time shall the president or less than two-thirds of its directors and other managing officers be non-U.S. citizens. The Company’s bylaws provide that no shares of its voting stock may be voted by or at the direction of non-U.S. citizens unless such shares are registered on a separate stock record, which will be referred to as the foreign stock record. The Company’s bylaws may further provide that no shares of its voting stock will be registered on the foreign stock record if the amount so registered would exceed the foreign ownership and control restrictions imposed by federal law. The Company’s bylaws may additionally provide that at least two-thirds of its directors and other managing officers be U.S. citizens and that we be under the actual control of U.S. citizens.

Avantair’s certificate of incorporation gives its Board of Directors the power to effect any and all measures necessary and desirable to ensure its compliance with the citizenship requirements that at least two-thirds of its directors and other managing officers are U.S. citizens and that the Company is under the actual control of U.S. citizens.

The Company’s certificate of incorporation allows its Board of Directors to implement certain measures described below in the event the Board believes that a transfer or purported transfer of shares of the Company’s capital stock would result in the voting control by more than the percentage permitted by federal aviation law, currently 25.0%, of the Company’s voting stock by persons or entities that are not U.S. citizens. Persons or entities that are U.S citizens will be referred to as U.S. citizens and persons or entities that are not U.S. citizens will be referred to as non-citizens. For these purposes, “U.S. citizen” means:

•	an individual who is a citizen of the United States;
•	a partnership each of whose partners is an individual who is a citizen of the United States; or
•
a corporation or association organized under the laws of the United States or a State, the District of Columbia, or a territory or possession of the United States, of which the president and at least two-thirds of the board of directors and other managing officers are citizens of the United States, which is under the actual control of citizens of the United States, and in which at least 75.0% of the voting interest is owned or controlled by persons that are citizens of the United States.

Avantair’s Board of Directors has the power to effect any and all measures necessary and desirable to implement the following provisions designed to ensure compliance with the domestic stock ownership requirements of federal law: (1) restrictions or prohibitions on transfer of shares of the Company’s voting stock to non-citizens, (2) dual stock record or similar system, (3) suspension of voting, dividend and distribution rights with respect to any shares of voting stock owned by non-citizens in excess of the 25.0% limitation and (4) if necessary, mandatory redemption of voting shares owned by non-citizens in excess of the 25.0% limitation. To implement these measures, the Board may amend the Company’s bylaws. The effect of each of these measures is described below.

The Company’s amended and restated certificate of incorporation authorizes its Board of Directors to implement measures to ensure that any transfer or attempted or purported transfer that would result in more than 25.0% of the shares of the Company’s voting stock being owned by non-citizens will be ineffective until the excess no longer exists. With respect to such shares, the Board of Directors may implement measures that would cause the Company not to recognize the purported transferee of the shares as a stockholder of Avantair for any purpose other than the transfer by the purported transferee of such excess to a person who is a U.S. citizen, or to the extent necessary to effect any other remedy available to the Company under its amended and restated certificate of incorporation.

Additionally, pursuant to the Company’s amended and restated Certificate of Incorporation and By-Laws;

•	the board of directors will be expressly authorized to make, alter or repeal the Company’s bylaws;

•	the board of directors will be authorized to issue preferred stock without stockholder approval; and

•
the Company will indemnify officers and directors against losses that may incur in connection with investigations and legal proceedings resulting from their services to the Company, which may include services in connection with takeover defense measures.

These provisions may make it more difficult for stockholders to take specific corporate actions and could have the effect of delaying or preventing a change in control.

Over-the Counter Bulletin Board Listing

Avantair’s common stock is quoted on the Over-the-Counter Bulletin Board under the symbol “AAIR.OB.”

Stock Transfer Agent

The Transfer Agent and Registrar for the shares of the Company’s common stock, warrants and units is Continental Stock Transfer & Trust Company.

SHARES ELIGIBLE FOR FUTURE SALE

The sale of a substantial amount of Avantair’s common stock in the public market after this offering could adversely affect the prevailing market price of its common stock.  As of June 30, 2010, the Company had 26,353,201 shares of common stock outstanding, 414,066 shares of common stock available for future issuance under its 2006 Long-Term Stock Incentive Plan and warrants to purchase 2,829,507 shares outstanding. In addition, as of June 30, 2010, the Company has 152,000 shares of Series A Preferred Shares outstanding.   As of June 30, 2010, the Company has 4,251,857 shares of common stock reserved on its books and records for issuance upon the conversion of the outstanding Series A Preferred Shares. As a result of the sales of shares consummated on June 30, September 25, and October 16, 2009, the conversion price of the Series A Preferred Shares was reduced from $5.15 to $3.57. All of these shares of common stock are freely tradable, subject to Rule 144 limitations applicable to affiliates and the lock-up agreements described in this document. The 11,425,307 shares of common stock registered pursuant to this Registration Statement will be freely tradable once this Registration Statement is declared effective by the Securities and Exchange Commission without restriction or further registration under the Securities Act, unless the shares are purchased by “affiliates” as that term is defined in Rule 144 under the Securities Act. Any shares purchased by an affiliate may not be resold except pursuant to an effective registration statement or an applicable exemption from registration, including an exemption under Rule 144 of the Securities Act. These restricted securities may be sold in the public market only if they are registered or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act. These rules are summarized below.

Rule 144

In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of the Company’s common stock for at least six months from the later of the date those shares of common stock were acquired from the Company or from an affiliate of ours would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

•	one percent of the number of shares of common stock then outstanding; or
•	the average weekly trading volume of the common stock on Nasdaq during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale of any shares of common stock.

Sales of shares of common stock under Rule 144 may also be subject to manner of sale provisions and notice requirements and will be subject to the availability of current public information about us.

Under Rule 701 of the Securities Act, each of the Company’s employees, consultants or advisors who purchased shares from us in connection with a compensatory stock plan or other written agreement is eligible to resell those shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144.

No precise prediction can be made as to the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price of the Company’s common stock prevailing from time to time. The Company is unable to estimate the number of its shares that may be sold in the public market pursuant to Rule 144 or Rule 701 because this will depend on the market price of its common stock, the personal circumstances of the sellers and other factors. Nevertheless, sales of significant amounts of the Company’s common stock in the public market could adversely affect the market price of its common stock.

Stock Plans

On October 7, 2008, the Company filed a Registration Statement on Form S-8 to register under the Securities Act 1,500,000 shares of common stock reserved for issuance under its 2006 Long Term Incentive Plan (the Plan). Such Registration Statement became effective on October 7, 2008. In January 2011, 2010, Avantair amended the Plan increasing the shares available for award granted thereunder by 2.0 million shares for a total of 3.5 million shares of common stock reserved for issuance under the Plan. Shares issued upon the exercise of stock options are eligible for sale in the public market without restriction, subject to Rule 144 limitations applicable to affiliates and the lock-up agreements described in this document.

PLAN OF DISTRIBUTION

The Selling Stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a Selling Stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions.  These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The Selling Stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and sale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales effected after the date the registration statement of which this Prospectus is a part is declared effective by the SEC;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share; and

•	a combination of any such methods of sale.

The Selling Stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus.  The Selling Stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume.  The Selling Stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities.  The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the Selling Stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any.  Each of the Selling Stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents.  We will not receive any of the proceeds from this offering.

The Selling Stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

The Selling Stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be "underwriters" within the meaning of Section 2(11) of the Securities Act.  Any discounts, commissions, concessions or profit they earn on any sale of the shares may be underwriting discounts and commissions under the Securities Act.  Selling Stockholders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the Selling Stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers.  In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the Selling Stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Stockholders and their affiliates.  In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.  The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the Selling Stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the Selling Stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold without restriction pursuant to Rule 144 of the Securities Act.

LEGAL MATTERS

The validity of the common stock offered in this prospectus was passed upon for the Company by DLA Piper LLP (US).

INCORPORATION BY REFERENCE OF CERTAIN DOCUMENTS

The Securities and Exchange Commission (the “SEC”) allows us to incorporate by reference the information contained in documents that we file with them. We are incorporating by reference into this prospectus supplement the documents listed below (excluding any information furnished under Items 2.02 or 7.01 in any Current Report on Form 8-K):

•	Our Annual Report on Form 10-K for the fiscal year ended June 30, 2010 that we filed with the SEC on September 28, 2010;

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2010 that we filed with the SEC on November 12, 2010;

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2010 that we filed with the SEC on February 11, 2011; and

•
Our Current Reports on Form 8-K filed with the SEC on September 3, 2010, September 24, 2020, November 3, 2010, November 10, 2010, January 11, 2011, January 20, 2011 and February 8, 2011, February 28, 2011, March 11, 2011, March 17, 2011 and April 5, 2011.

By incorporating by reference our Annual, Quarterly and Current Reports, we can disclose important information to you by referring you to our Annual, Quarterly and Current Reports, which are considered part of this prospectus supplement.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus supplement modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

Avantair, Inc. is a public company and files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document the Company files at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. Our SEC filings are also available to the public at the SEC’s web site at “http://www.sec.gov.” You can read and copy reports and other information concerning Avantair at the offices of the Financial Industry Regulatory Authority located at 1735 K Street, Washington, D.C. 20006.

EXPERTS

The consolidated financial statements of Avantair and its subsidiaries as of June 30, 2010 and the related consolidated statements of operations, changes in stockholders’ deficit and cash flows for the year then ended contained in our Annual Report on Form 10-K for the fiscal year ended June 30, 2010, have been audited by J.H. Cohn LLP, an independent registered public accounting firm, as stated in their report dated September 28, 2010, which is incorporated by reference herein, and such consolidated financial statements have been so incorporated by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Avantair is a public company and files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document the Company files at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. Our SEC filings are also available to the public at the SEC’s web site at “http://www.sec.gov.”  You can read and copy reports and other information concerning the Company at the offices of the National Association of Securities Dealers, Inc. located at 1735 K Street, Washington, D.C. 20006.

This prospectus is only part of a Registration Statement on Form S-1/A that the Company has filed with the SEC under the Securities Act of 1933 and therefore omits certain information contained in the Registration Statement. The Company has also filed exhibits and schedules with the Registration Statement that are excluded from this prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. You may:

•	inspect a copy of the Registration Statement, including the exhibits and schedules, without charge at the public reference room,
•	obtain a copy from the SEC upon payment of the fees prescribed by the SEC, or
•	obtain a copy from the SEC web site.

11,425,307 Shares of Common Stock

AVANTAIR, INC.
Prospectus

[  ]

No dealer, salesperson or any person is authorized to give any information or make any representations in connection with this offering other than those contained in this prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by the prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which the offer or solicitation is not authorized or is unlawful.

Dealer Prospectus Delivery Obligation

Until [                    ], all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the Company’s estimates (other than the SEC registration fee) of the expenses in connection with the sale and distribution of the securities being registered, all of which will be paid by the Company.

Item	Amount
SEC registration fee	$0	*
Legal fees and expenses	30,000
Accounting fees and expenses	15,000
Printing fees and expenses	5,000
Miscellaneous fees and expenses	700
Total	$50,700

* Previously paid.

Item 14. Indemnification of Directors and Officers

Section 102 of the Delaware General Corporation Law (“DGCL”), as amended, allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

Section 145 of the DGCL provides, among other things, that the company may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the company) by reason of the fact that the person is or was a director, officer, agent or employee of the company or is or was serving at the company’s request as a director, officer, agent or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgment, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The power to indemnify applies (a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding, or (b) if such person acted in good faith and in a manner he reasonably believed to be in the best interest, or not opposed to the best interest, of the company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the company as well but only to the extent of defense expenses (including attorneys’ fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of his duties to the company, unless the court believes that in light of all the circumstances indemnification should apply.

Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

Article Eight of the Company’s Amended and Restated Certificate of Incorporation provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, to the fullest extent permitted by the DGCL.

The indemnification provision contained in the Amended and Restated Company’s Certificate of Incorporation is not exclusive of any other rights to which a person may be entitled by law, agreement, vote of stockholders or disinterested directors or otherwise. In addition, the Company maintains insurance on behalf of its directors and executive directors or officers insuring them against any liability asserted against them in their capacities as directors or officers or arising out of such status. The foregoing descriptions are only general summaries. For additional information we refer you to the full text of our Amended and Restated Certificate of Incorporation filed on March 15, 2007 as an Exhibit to our current report on Form 8-K which we incorporate by reference with this filing.

Item 15. Recent Sales of Unregistered Securities.

On October 16, 2009, the Company entered into a Securities Purchase and Exchange Agreement (the “Purchase Agreement”) with the investors party thereto (the “Investors”) in connection with a PIPE (Private Investment in a Public Entity) financing.  Pursuant to the Purchase Agreement, certain new investors purchased 8,818,892 shares of common stock in a private placement for gross proceeds of approximately $8.4 million, or $10.4 million when combined with the proceeds of two prior placements consummated in June and September 2009.  The Company used the net proceeds from this financing transaction to retire debt, for working capital and general corporate purposes.

Under the terms of the Purchase Agreement, Avantair sold 8,818,892 shares of common stock to the new investors at a price per share of $0.95.  In addition, pursuant to the Purchase Agreement, the Company exchanged the 817,200 outstanding warrants that had been issued to existing investors in the two prior private placements for an aggregate of 516,127 shares of common stock.  The Purchase Agreement terminated the purchase agreement and registration rights agreement entered into in connection with the June and September 2009 private placements.  The securities were issued in a private placement in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended, and Section 3(a)(9) under the Securities Act of 1933, as amended. Avantair did not engage in any general solicitation or advertisement for the issuance of these securities.

On October 16, 2009, pursuant to an agreement between EarlyBirdCapital, Inc. and the Company, in consideration for services rendered as placement agent for the Company’s June, September and October 2009 private placements, the Company issued to EarlyBirdCapital, Inc. and its affiliates 455,887 fully vested warrants which expire on June 30, 2012. Each warrant permits the holder to purchase one share of the Company’s common stock at an exercise price of $1.05 per share. The shares issuable upon exercise of the warrants are entitled to registration rights under the October 2009 Registration Rights Agreement. The Company may redeem the warrants at any time on or after October 16, 2011 at the price of $0.01 per warrant, provided that the volume weighted average price of the Company’s common stock has been at least 200.0% of the exercise price of a warrant for any twenty trading days during any consecutive thirty trading day period ending on the third trading day preceding the date of the notice of redemption. These warrants were issued without registration under the Securities Act by reason of the exemption from registration afforded by the provisions of Section 4(2) thereof, as a transaction by an issuer not involving any public offering.

During the second quarter of fiscal 2010, the Company, through an arms-length transaction transferred its rights to purchase four Piaggio Avanti II aircraft to LW Air LLC pursuant to the existing aircraft purchase agreement between the Company and Piaggio America, Inc. Upon delivery of the aircraft, Piaggio America returned $2.6 million of deposits previously paid on the aircraft by the Company.  Simultaneous with this transaction, the Company entered into an eight-year management agreement for those aircraft and the Company issued 2,373,260 warrants to Lorne Weil, the Managing Member of LW Air LLC.

The warrants issued in conjunction with the LW Air transactions to Lorne Weil, Managing Member of LW Air, provide for the purchase of 2,373,620 shares of the Company’s common stock at an exercise price of $1.25 per share. The warrants expire on October 16, 2012, and the warrants and any underlying shares purchased upon exercise of the warrants may not be sold, transferred, assigned or hypothecated, in whole or in part, at any time on or prior to October 16, 2011, other than to an affiliate of the warrant holder. The Company may redeem the warrants held by Lorne Weil at any time on and after October 16, 2011 at the price of $0.01 per warrant, provided that the volume weighted average price of the Company’s common stock has been at least 300.0% of the exercise price of a warrant for any twenty trading days during any consecutive thirty trading day period ending on the third trading day preceding the date of the notice of redemption. These warrants were issued without registration under the Securities Act by reason of the exemption from registration afforded by the provisions of Section 4(2) thereof, as a transaction by an issuer not involving any public offering.

Item 16. Exhibits

The Exhibits listed on the Exhibit Index of this Registration Statement are filed herewith or are incorporated herein by reference to other filings.

Item 17. Undertakings

The undersigned Registrant hereby undertakes:

	(a)	1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20.0% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided however, that:

A.
Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and

B.
Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

2.
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
4.	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
i.
If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has duly caused this Post-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Clearwater, Florida on the 6 day of May, 2011.

Avantair, Inc.

By:	/s/ Steven Santo
Steven Santo
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

	Name	Title	Date

	/s/ Steven Santo	Chief Executive Officer and	May 6, 2011
	Steven Santo	Director (Principal Executive Officer)

	/s/ Richard Pytak	Chief Financial Officer	May 6, 2011
	Richard Pytak	(Principal Financial and Accounting Officer)

	*	Director	May 6, 2011
Barry Gordon

	*	Director	May 6, 2011
A. Clinton Allen

	*	Chairman	May 6, 2011
Robert Lepofsky

	*	Director	May 6, 2011
Arthur H. Goldberg

	*		May 6, 2011
	Stephanie Cuskley	Director

	*		May 6, 2011
	Richard B. DeWolfe	Director

	Lorne Weil	Director

*	/s/ Steven Santo		May 6, 2011
Steven Santo Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description
2.1	Stock Purchase Agreement, dated as of October 2, 2006 between Ardent Acquisition Corporation and the Stockholders of Avantair, Inc. (1)
2.2	Letter Agreement, entered into as of October 2, 2006 between Avantair, Inc., certain equity investors and Ardent Acquisition Corporation. (1)
2.3	Amendment to Stock Purchase Agreement, dated as of December 15, 2006 between Ardent Acquisition Corporation and the Stockholders of Avantair, Inc. (2)
2.4	Securities Purchase and Exchange Agreement, dated as of October 16, 2009 by and among Avantair, Inc. and certain investors. (6)
3.1	Amended and Restated Certificate of Incorporation. (3)
3.2	Second Amended and Restated By-laws. (5)
3.3	Certificate of Designations, filed with the Secretary of State of the State of Delaware on November 14, 2007. (9)
4.1	Specimen Unit Certificate. (4)
4.2	Specimen Common Stock Certificate. (4)
4.3	Specimen Warrant Certificate. (4)
4.4	Form of Unit Purchase Option to be granted to Representative. (4)
4.5	Form of Warrant Agreement between Continental Stock Transfer & Trust Company and the Registrant. (4)
4.6	Form of Warrant Agreement issued by the Registrant dated as of October 16, 2009. (12)
5.1	Opinion of DLA Piper LLP (US) (14)
10.1*	Avantair Leadership Deferred Compensation Plan Adoption Agreement, dated December 18, 2008. (11)
10.2*	Avantair Leadership Deferred Compensation Plan Basic Plan Document, dated December 18, 2008. (11)
10.3	Registration Rights Agreement among the Registrant and the Initial Stockholders. (4)
10.4	Form of Warrant Purchase Agreement among EarlyBirdCapital, Inc. and each of the Initial Stockholders. (4)
10.5	Investors Rights Agreement, entered into as of October 2, 2006, between Avantair, Inc. and certain equity investors. (1)
10.6	Loan Agreement, entered into as of October 2, 2006 by and among Avantair, Inc., CNM, Inc. and Ardent Acquisition Corporation. (1)
10.7	Amended and Restated Promissory Note, dated June 1, 2007, made by Avantair, Inc. to CNM, Inc. (8)
10.8*	2006 Long- Term Incentive Plan. (15)
10.9*	Employment Agreement dated September 24, 2009, between the Registrant and Steven F. Santo. (6)
10.10	Floor Plan Finance Agreement, dated April 2, 2009, between the Registrant and MidSouth Services, Inc. with the term commencing on April 3, 2009. (7)
10.11	Floor Plan Finance Agreement, dated April 2, 2009, between the Registrant and MidSouth Services, Inc. with the term commencing on a date that is yet to be determined. (7)
10.12	Registration Rights Agreement, dated as of October 16, 2009 among the Registrant and certain investors. (10)
10.13	Piaggio America, INC. P180 Avanti II Aircraft Purchase Agreement, dated November 10, 2005. (14)(X)
10.14	Piaggio America, INC. P180 Avanti II Aircraft Purchase Agreement, dated September 24, 2007. (14)(X)
10.15	Amendment of Aircraft Purchase Agreements dated November 10, 2005 and September 24, 2007 between Piaggio America, Inc. and Avantair, Inc. (dated September 15, 2008). (13)(X)
10.16	Aircraft Management Agreement between LW Air I LLC and Avantair, Inc. dated October 19, 2009. (13)(X)
10.17	Aircraft Lease Agreement between LW Air I LLC and Avantair, Inc. dated October 19, 2009. (13)(X)
10.18	Cross Lease Exchange Agreement dated October 19, 2009.(13) (X)
10.19	Addendum Number 1 to LW Air I Lease/Management Agreement.(13) (X)
23.1	Consent of J.H. Cohn LLP. (†)
23.2	Consent of DLA Piper LLP (US) (included in Exhibit 5.1)

(†)	Filed herewith
*	Management contract or compensatory plan or arrangement.
(X)	Portions of the exhibit have been omitted pursuant to a request for confidential treatment.
(1)	Incorporated by reference to the Registrant’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on October 4, 2006.

(2)	Incorporated by reference to the Registrant’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on December 20, 2006.
(3)	Incorporated by reference to Registrant’s current report on Form 8-K, filed with the Securities and Exchange commission on March 15, 2007.
(4)	Incorporated by reference to the Registrant’s Registration Statement on Form S-1 (SEC File No. 333-121028).
(5)	Incorporated by reference to the Registrant’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on September 3, 2010.
(6)	Incorporated by reference to the Registrant’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on September 15, 2009.
(7)	Incorporated by reference to the Registrant’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on April 7, 2009.
(8)	Incorporated by reference to the Registrant’s Registration Statement on Form S-1 (SEC File No. 333-142312).
(9)	Incorporated by reference to the Registrant’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on November 20, 2007.
(10)	Incorporated by reference to the Registrant’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on October 22, 2009.
(11)	Incorporated by reference to the Registrant’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on December 22, 2008.
(12)	Incorporated by reference to the Registrant’s Registration Statement on Form S-1 (SEC File No. 333-163152), filed with the Securities and Exchange Commission on November 17, 2009.
(13)	Incorporated by reference to the Registrant’s Registration Statement on Form S-1/A (SEC File No. 333-163152), filed with the Securities and Exchange Commission on January 26, 2010.
(14)	Incorporated by reference to the Registrant’s Registration Statement on Form S-1/A (SEC File No. 333-163152), filed with the Securities and Exchange Commission on March 8, 2010.
(15)	Incorporated by reference to the Registrant’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on January 20, 2011.